NOTICE OF STOCK UNIT GRANT

SABRA HEALTH CARE REIT, INC.
2009 PERFORMANCE INCENTIVE PLAN

Name of Grantee:    [●]

Target Number
of Stock Units:        [●]

Date of Grant:        [●]
Vesting:     In general, and with limited exceptions set forth below, your units are subject to two different vesting requirements. The first requirement is a total shareholder return-based requirement. To the extent it is satisfied, your units are subject to time-based vesting. These requirements, and the limited exceptions, are set forth in more detail below.
Performance Vesting Condition. Subject to earlier termination as provided in the Terms and Conditions of Stock Unit Award, your target units are subject to a vesting requirement based on the percentile ranking of the Corporation’s Total Shareholder Return among the Total Shareholder Returns for the stocks comprising the Comparison Group during a performance period beginning on January 1, 2021 and ending on December 31, 2023 (the “Performance Period”), with performance determined with reference to the goals set forth in the table below:

Total Shareholder Return Percentile Rank	% of Target # of Units Becoming Earned and Vested
<25%	0%
25%	45%
30%	55%
35%	65%
40%	75%
45%	85%
50%	95%
55%	100%
60%	120%
65%	140%
70%	160%
75%	180%
80%	200%

Except as described below, all of your units will terminate at the end of the Performance Period if the Corporation achieves a Total Shareholder Return percentile ranking for the Performance Period below the threshold percentile listed in the table above. If the Corporation achieves a Total Shareholder Return percentile ranking for the Performance Period between the percentiles listed in the table above, the percentage of your target units that will be subject to the time-based vesting requirements described below will be pro-rated on a straight-line basis between the closest two percentages listed in the table above. The maximum percentage of your target units that may become subject to the time-based vesting requirements described below is the maximum percentage listed in the table above. In addition, and notwithstanding anything in the table listed above to the contrary, if the Corporation’s absolute Total Shareholder Return during the Performance Period is less than zero (0), the maximum percentage of your target units that may become subject to the time-based vesting requirements described below is equal to 100% of your target number of units. Any of your target units that are not eligible for time-based vesting at the end of the Performance Period based on the Corporation’s Total Shareholder Return percentile ranking for the Performance Period will automatically terminate at the end of the Performance Period.
“Total Shareholder Return” means a company’s total shareholder return over the entire Performance Period assuming that any dividends are reinvested in the company’s stock on the payment date, and shall be calculated using (i) the average stock price at the close of regular trading for the relevant stock on the principal exchange on which the relevant stock is listed or traded for the 20-trading-day period ending with the last day on which the applicable exchange is open for trading preceding the first day of the Performance Period, and (ii) the average stock price at the close of regular trading for the relevant stock on the principal exchange on which the relevant stock is listed or traded for the 20-trading-day period ending with the last trading day of the Performance Period.
The “Comparison Group” means each of the companies approved by the Corporation’s Compensation Committee as a comparison company that remains an independent publicly traded REIT for the entire Performance Period.
Change in Control. If a Change in Control (as defined in the Plan) occurs during the Performance Period while any of your target units are outstanding, the Performance Period will be deemed to end on the date of the Change in Control and performance will be measured based on the Corporation’s Total Shareholder Return percentile ranking through the date of the Change in Control.
Continued Service Vesting Condition. Except as provided below in connection with certain terminations of your employment or services, any of your units that become eligible for time-based vesting based on the Corporation’s Total Shareholder Return percentile ranking (including any units becoming eligible in connection with a Change in Control) will become earned and vested if you are employed by or providing services to the Corporation or its subsidiaries on the last day of the normal Performance Period (e.g., any deemed termination of the Performance Period on the date of a Change in Control is ignored for these purposes). If your employment or service terminates for any reason other than
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described below prior to the applicable vesting date provided for above, your units shall terminate in accordance with the Terms and Conditions of Stock Unit Award.
Certain Terminations of Employment or Services. If your employment or service with the Corporation or its subsidiaries terminates prior to the end of the Performance Period due to your death or Disability, then the target number of your units then outstanding shall become earned and vested on the date of such termination, and shall be paid in accordance with the Terms and Conditions of Stock Unit Award. If your employment or service with the Corporation or its subsidiaries terminates prior to the end of the Performance Period due to the termination of your employment or service with the Corporation or its subsidiaries either by the Corporation (or subsidiary) without Good Cause or by you for Good Reason, but only if such termination of your employment or services without Good Cause or for Good Reason occurs (i) in connection with a Change in Control and within thirty (30) days before the date of the Change in Control or (ii) on the date of the Change in Control or during the eighteen month period following the date of a Change in Control, then any of your units eligible for time-based vesting in connection with the Change in Control shall become earned and vested on the date of such termination, and shall be paid in accordance with the Terms and Conditions of Stock Unit Award. (In order to effect the foregoing 30-day protection, if your employment or service with the Corporation or its subsidiaries terminates as a result of a termination by the Corporation (or subsidiary) without Good Cause or by you for Good Reason in connection with a Change in Control then, notwithstanding anything to the contrary in the Terms and Conditions of Stock Unit Award, your units shall not terminate until the 31st day after your termination of employment, at which time they shall automatically terminate if a Change in Control does not occur in such 30-day period.) For the avoidance of doubt, (i) if the termination of your employment or services occurs other than in the circumstances and the periods set forth in this paragraph, you will not be entitled to any vesting pursuant to this paragraph, and (ii) your target number of units will become earned and vested upon your termination due to death or Disability prior to the end of the Performance Period regardless of whether the Corporation’s Total Shareholder Return percentile ranking (including any ranking determined in connection with a Change in Control) would result in a number of units becoming earned and vested that is greater than, less than or equal to your target number of units. The terms Disability, Good Cause and Good Reason are used as defined in the Plan.
By signing your name below, you accept this stock unit award and acknowledge and agree that the units are granted under and governed by the terms and conditions of the Sabra Health Care REIT, Inc. 2009 Performance Incentive Plan (the “Plan”) and the Terms and Conditions of Stock Unit Award, both of which are hereby made a part of this document.

“GRANTEE” _________________________________ Signature	SABRA HEALTH CARE REIT, INC., a Maryland corporation __________________________________ By: Harold W. Andrews, Jr. Its: Chief Financial Officer
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TERMS AND CONDITIONS OF STOCK UNIT AWARD

SABRA HEALTH CARE REIT, INC.
2009 PERFORMANCE INCENTIVE PLAN

1.Grant of Stock Units.
(a)    Award. These Terms and Conditions of Stock Unit Award (these “Terms”) apply to a particular stock unit award (the “Award”) if incorporated by reference in the Notice of Stock Unit Grant (the “Grant Notice”) corresponding to that particular grant. The recipient of the Award identified in the Grant Notice is referred to as the “Grantee.” The effective date of grant of the Award as set forth in the Grant Notice is referred to as the “Date of Grant.” The Award was granted under and subject to the Sabra Health Care REIT, Inc. 2009 Performance Incentive Plan (the “Plan”). The number of shares covered by the Award are subject to adjustment under Section 7.1 of the Plan. Capitalized terms are defined in the Plan if not defined herein. The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grant Notice and these Terms are collectively referred to as the “Award Agreement” applicable to the Award.
(b)    Stock Units. As used herein, a “Stock Unit” is a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent in value to one outstanding share of Common Stock of the Corporation. The Stock Units shall be used solely as a device for the determination of any payment to eventually be made to the Grantee if and when such Stock Units vest and become earned pursuant to Section 2. The Stock Units create no fiduciary duty to the Grantee and shall create only a contractual obligation on the part of the Corporation to make payments, subject to vesting and the other terms and conditions hereof, as provided in Section 6 below. The Stock Units shall not be treated as property or as a trust fund of any kind. No assets have been secured or set aside by the Corporation with respect to the Award and, if amounts become payable to the Grantee pursuant to this Award Agreement, the Grantee’s rights with respect to such amounts shall be no greater than the rights of any general unsecured creditor of the Corporation.
2.Vesting. As set forth in the Grant Notice, this Award shall vest and become earned in percentage installments, subject to earlier termination or acceleration and subject to adjustment as provided herein and in the Plan. Except as expressly provided in the Grant Notice, no portion of the Award will be earned or vested (regardless of performance) unless the applicable time-based vesting requirement is satisfied. The Award may be subject to time and/or performance-based vesting conditions, as set forth in the Grant Notice. Continued employment will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights or benefits in connection with the end of a performance period to the extent the related performance condition(s) are not satisfied.
3.Continuance of Employment/Service Required; No Employment/Service Commitment. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 7 below or under the Plan.

Nothing contained in this Award Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Grantee under any written employment agreement with the Corporation.
4.Dividend and Voting Rights.
(a)    Limitations on Rights Associated with Units. The Grantee shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 4(b) hereof) and no voting rights with respect to the Stock Units or any shares of Common Stock issuable in respect of such Stock Units, until shares of Common Stock are actually issued to and held of record by the Grantee. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate evidencing the shares.
(b)    Dividend Equivalent Reinvestment. As of each date that the Corporation pays an ordinary cash dividend on its outstanding Common Stock for which the related record date occurs after the Date of Grant and prior to the date all Stock Units subject to the Award have either been paid or have terminated, the Corporation shall credit the Grantee with an additional number of Stock Units equal to (a) the amount of the ordinary cash dividend paid by the Corporation on a single share of Common Stock on that date, multiplied by (b) the number of Stock Units subject to the Award outstanding and unpaid as of such record date (including any Stock Units previously credited under this Section 4(b) and with such total number subject to adjustment pursuant to Section 7.1 of the Plan), divided by (c) the closing price of a share of Common Stock on that date. Any Stock Units credited pursuant to the foregoing provisions of this Section 4(b) will be subject to the same vesting, payment, termination and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units will be made pursuant to this Section 4(b) with respect to any Stock Units which, as of the related record date, have either been paid or have terminated.
5.Restrictions on Transfer. Prior to the time the Stock Units are vested and paid, neither the Stock Units comprising the Award nor any interest therein or amount payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution.
6.Timing and Manner of Payment of Stock Units. The Stock Units subject to this Award Agreement shall be paid in an equivalent number of whole shares of Common Stock (with any fractional Stock Units credited in respect of the Stock Units that are paid initially rounded up to the nearest whole number of shares of Common Stock and subsequently rounded down to the nearest whole number of shares of Common Stock as necessary to arrive at the appropriate whole number of shares in the aggregate) pursuant to the terms of this Section 6. Any Stock Units subject to this Award Agreement that become earned and vested pursuant to the vesting schedule set forth in the Grant Notice shall be paid on the first to occur of (1) the fifth calendar year following the calendar year in which the Date of Grant occurs, (2) within thirty (30) days after the first anniversary of the date of the Grantee’s Separation from Service, (3) within thirty (30) days after the date of the Grantee’s Disability and (4) within thirty (30) days after the date of the Grantee’s death. In the event there is a Change in Control prior to the time that all Stock Units subject to this Award Agreement have been paid, the following rules shall apply (A) if the Change in

Control occurs on or after the last day of the Performance Period, any Stock Units that have become earned and vested pursuant to the time- and performance-based vesting schedule set forth in the Grant Notice shall be paid within thirty (30) days after the Change in Control, and (B) if the Change in Control occurs before the last day of the Performance Period, the Stock Units shall be paid as provided for in the preceding sentence, provided that if any Stock Units become payable as a result of the Grantee’s Separation from Service within the two year period following the date of the Change in Control, the Stock Units shall be paid within thirty (30) days after the date of the Grantee’s Separation from Service instead. Except for any payment made on or following the date of a Change in Control or the Grantee’s death or Disability, in no event shall any Stock Units be paid earlier than the first anniversary of the applicable vesting date. For purposes of this Section 6, references to a Change in Control shall mean a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Section 409A of the Code. Each such payment of Stock Units shall be subject to the tax withholding provisions of Section 9 hereof and Section 8.5 of the Plan and subject to adjustment as provided in Section 7.1 of the Plan and shall be in complete satisfaction of such earned and vested Stock Units. The Grantee or any other person entitled under the Plan to receive a payment of shares of Common Stock shall deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Grantee shall have no rights to designate the calendar year in which the Stock Units are paid. Notwithstanding the foregoing provisions of this Section 6, the Administrator may provide for payment of any Stock Units in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement may be terminated in limited circumstances following a dissolution or change in control of the Corporation.
7.Effect of Termination of Employment or Services. Except as otherwise provided in the Grant Notice, the Grantee’s Stock Units shall terminate to the extent such units have not become earned and vested upon the first date the Grantee is no longer employed by or providing services to the Corporation or one of its Subsidiaries, regardless of the reason for the termination of such employment or services, whether with or without cause, voluntarily or involuntarily. If the Grantee is employed by a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of employment of the Grantee for purposes of this Award Agreement, unless the Grantee otherwise continues to be employed by the Corporation or another of its Subsidiaries following such event. If the Grantee is not an employee or director of the Corporation or a Subsidiary, the Administrator shall be the sole judge for purposes of this Award Agreement whether the Grantee continues to render services to the Corporation or a Subsidiary and the date, if any, upon which such services shall be deemed to have terminated. The Corporation shall have no obligation as to any Stock Units that are terminated pursuant to the Grant Notice or this Section 7.
8.Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator will make adjustments if appropriate in the number of Stock Units contemplated hereby and the number and kind of securities that may be issued in respect of the Award.
9.Tax Withholding. The Corporation shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Corporation or any of its affiliates may reasonably be obligated to withhold with respect to the grant, vesting, payment or other event with respect to the Stock Units. Except for any employment taxes becoming due as a result of the vesting of any Stock Units, the Corporation shall withhold a sufficient number of shares of Common Stock in connection with the vesting or payment of the Stock Units at the then fair market value of the Common Stock (determined either as of the date of such withholding or as of the immediately preceding trading day, as determined by the Corporation in its discretion) to satisfy any applicable withholding obligations that arise with respect to the vesting or payment of such Stock Units. Except for any employment taxes becoming due as a result of the vesting of any Stock Units, the Corporation may take such action(s) without notice to the Grantee and shall remit to the Grantee the balance of any proceeds from withholding such shares in excess of the amount reasonably determined to be necessary to satisfy such withholding obligations. The Grantee shall have no discretion as to the satisfaction of tax withholding obligations in such manner. Upon the vesting of any Stock Units or if any withholding event occurs with respect to the Stock Units other than the vesting or payment of such units, or if the Corporation for any reason does not satisfy the withholding obligations with respect to the vesting or payment of the Stock Units as provided above in this Section 9, the Corporation shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee the amount of any such withholding obligations.
10.Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Grantee is no longer an employee of the Corporation or one of its Subsidiaries, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.
11.Plan. The Award and all rights of the Grantee under this Award Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and of this Award Agreement. The Grantee acknowledges reading and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.
12.Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment to this Award Agreement must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

13.Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
14.Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
15.Governing Law. This Award Agreement and the rights of the parties hereunder with respect to the Award shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.
16.Clawback Policy. The Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or any shares of Common Stock or other cash or property received with respect to the Stock Units (including any value received from a disposition of the shares acquired upon payment of the Stock Units).
17.Six-Month Delay. Notwithstanding any provision of these Terms to the contrary, if the Grantee is a “specified employee” as defined in Section 409A of the Code, the Grantee shall not be entitled to any payment with respect to the Award in connection with the Grantee’s Separation from Service until the date which is six (6) months after the Grantee’s Separation from Service. Any amounts otherwise payable to the Grantee following the Grantee’s Separation from Service that are not so paid by reason of this Section 17 shall be paid as soon as practicable for the Corporation (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee’s Separation from Service. The provisions of this Section 17 shall only apply if, and to the extent, required to comply with Section 409A of the Code.
18.Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent.
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